Exhibit 99.1

For Immediate Release

Investor Contact:	Media Contact:
Inspire Pharmaceuticals, Inc.	Inspire Pharmaceuticals, Inc.
Jenny Kobin	Cara Amoroso
VP, Investor Relations and Corporate Communications	Manager, Corporate Communications
(919) 941-9777, Extension 219	(919) 941-9777, Extension 266

Thomas R. Staab, II
Executive Vice President and Chief Financial Officer
(919) 941-9777, Extension 267

INSPIRE REPORTS FOURTH QUARTER AND

FULL YEAR 2008 FINANCIAL RESULTS

- Fourth Quarter Revenue Increased 36%; Full Year Revenue Increased 45% -

- 2009 Outlook Provided -

DURHAM, NC—March 3, 2009—Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today financial results for the fourth quarter and year ended December 31, 2008, reporting a net loss of $9.7 million or ($0.17) per common share for the fourth quarter and a net loss of $51.6 million or ($0.91) per common share for the full year.

Total revenue for the fourth quarter of 2008 was $18.9 million, as compared to $13.9 million for the fourth quarter of 2007, reflecting an increase of 36%. Revenue from AzaSite® (azithromycin ophthalmic solution) 1% totaled $7.3 million in the fourth quarter of 2008, an increase of 260% compared to $2.0 million in the fourth quarter of 2007.

Total co-promotion revenue, comprised of revenue from net sales of Restasis® (cyclosporine ophthalmic emulsion) 0.05% and Elestat® (epinastine HCl ophthalmic solution) 0.05% was $11.6 million for the fourth quarter of 2008 compared to $11.9 million in 2007. Co-promotion revenue for the fourth quarter of 2008 from Restasis® was $8.6 million and from Elestat® was $3.0 million, as compared to $7.4 million and $4.4 million in the fourth quarter of 2007, respectively.

Total revenue for the year ended December 31, 2008 was $70.5 million, an increase of 45% compared to $48.7 million recognized in 2007. AzaSite revenue, reflecting the first full year of commercialization, was $18.3 million in 2008, as compared to $3.1 million recognized in 2007. Co-promotion revenues were $50.9 million in 2008, as compared to $45.5 million in 2007. Co-promotion revenue from net sales of Restasis was $32.8 million in 2008, as compared to $24.4 million recognized in 2007. Co-promotion revenue from net sales of Elestat was $18.1 million in 2008, as compared to $21.1 million recognized in 2007.

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

Operating expenses for the fourth quarter of 2008 totaled $27.8 million, as compared to $32.6 million for the same period in 2007. The decrease in fourth quarter 2008 operating expenses, as compared to 2007, was primarily due to lower costs associated with research and development programs.

Operating expenses for the year ended December 31, 2008 were $120.2 million, an increase of 5% over $114.5 million for the same period in 2007. The increase in 2008 operating expenses, as compared to 2007, was primarily due to an increase in sales and marketing expenses and costs of sales, reflecting a full year of commercial activities related to AzaSite, partially offset by a decrease in research and development spending.

For the quarter ended December 31, 2008, Inspire reported a net loss of $9.7 million, or ($0.17) per common share, as compared to a net loss of $18.1 million, or ($0.51) per common share, for the same period in 2007. Net loss for the year ended December 31, 2008 was $51.6 million, or ($0.91) per common share, as compared to a net loss of $63.7 million, or ($1.61) per common share, for the same period in 2007. In the fourth quarter of 2007, the Company recorded a non-cash dividend of $8.3 million related to the exchange of all its Series A Exchangeable Preferred Stock into common stock related to the Warburg Pincus transaction, which increased the Company’s loss per common share by ($0.16) for the fourth quarter and ($0.19) for the year ended December 31, 2007. This non-cash deemed dividend was recorded to account for the embedded beneficial conversion feature within the Series A Exchangeable Preferred Stock.

Cash, cash equivalents and investments totaled $73.0 million at December 31, 2008, reflecting a $6.1 million and a $66.7 million utilization of cash and investments during the three and twelve months ended December 31, 2008, respectively.

Christy L. Shaffer, Ph.D., President and CEO of Inspire, stated, “During 2008, we delivered on both our financial goals and key clinical milestones. First, annual revenue growth of 45% was driven by healthy increases in AzaSite and Restasis sales. Second, we expanded the scientific knowledge on AzaSite through a series of Phase 4 studies, identifying some of the unique attributes of the product and helping to guide our future plans for AzaSite. Third, we made progress in both of our late-stage innovative programs, denufosol for cystic fibrosis (CF) and Prolacria for dry eye. One of the highlights was that we completed, announced and presented positive results from TIGER-1, the first pivotal Phase 3 trial of denufosol.”

“Given the current economic and capital-raising environment, we are prioritizing and focusing resources on our late-stage clinical programs and revenue-generating marketed products. During 2009, our Research and Development team will be focused on completing enrollment in TIGER-2, the second pivotal Phase 3 trial of denufosol, progressing enrollment in the recently initiated Phase 3 trial of Prolacria and conducting additional clinical work on AzaSite related to a potential new indication for the treatment of blepharitis,” Shaffer concluded.

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

Recent Updates Include (October 1, 2008 through March 3, 2009):

Ophthalmic Research & Development

•	Announced today plans to pursue an additional indication for AzaSite® for the treatment of blepharitis and to initiate a Phase 2 clinical program in the second quarter of 2009;

•

Announced today progress in the Phase 3 clinical trial for ProlacriaTM for the treatment of dry eye disease that was initiated in January 2009, based on a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration (FDA), with 47 patients enrolled and more than two-thirds of the targeted 60 clinical sites able to enroll patients; and

•	Initiated a Phase 1 clinical trial with INS117548 Ophthalmic Solution for the treatment of glaucoma.

Pulmonary Research & Development

•	Announced today progress in the TIGER-2 denufosol trial, with 229 patients enrolled, which is more than 50% of the targeted total; and

•	Presented additional data from TIGER-1, Inspire’s first pivotal Phase 3 trial with denufosol for CF at the North American Cystic Fibrosis Conference in October 2008.

Sales and Marketing

•	Increased fourth quarter 2008 prescription volume of AzaSite by approximately 29% over the third quarter of 2008 and by approximately 315% over the fourth quarter of 2007; and

•

Amended the Company’s dry eye agreement with Allergan, Inc. resulting in Inspire discontinuing the co-promotion of Restasis as of December 31, 2008, with no impact to the royalty rate on Restasis sales. On February 4, 2009, Allergan provided 2009 guidance for net sales of Restasis to be in the range of $490—$510 million.

Corporate

•

Announced today our plans to reallocate resources to support late-stage clinical programs and revenue-generating marketed products, which will result in the net elimination of approximately 20 positions, primarily in roles related to early-stage pre-clinical research;

•

Announced that Boehringer Ingelheim decided not to file patent infringement suits against several generic companies that filed Abbreviated New Drug Applications (ANDA) with the FDA for approval to market generic versions of Elestat;

•	Elected Alan F. Holmer to the Board of Directors, effective February 6, 2009;

•	Announced the promotion of Kim Brazzell, Ph.D. to Executive Vice President and Head, Ophthalmology Business; and

•

Announced that the U.S. Court of Appeals for the Fourth Circuit affirmed the dismissal of a Consolidated Class Action Complaint filed in March 2006 against Inspire and certain of its present or former senior officers or directors.

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

Financial Outlook for 2009

Inspire’s 2009 financial results will be highly dependant on the amount of revenues derived from AzaSite and Elestat as a result of the Company’s commercial efforts, as well as the level of royalty payments received from Allergan with respect to the commercialization of Restasis. Based upon current AzaSite, Restasis and Elestat sales trends, Inspire expects to record 2009 aggregate revenue in the range of $80-$90 million. Total 2009 operating expenses are expected to be in the range of $120-$135 million. Cost of sales, which includes the amortization of the AzaSite approval milestone and royalty obligations to InSite Vision Incorporated, is expected to be in the range of $8-$13 million. Total estimated selling and marketing, general and administrative, and research and development expenses are estimated to be in the range of $45-$50 million, $14-$18 million and $50-$60 million, respectively. Included within this operating expense guidance are projected stock-based compensation costs of approximately $5 million. Operating cash utilization in 2009 is expected to be in the range of $50-$65 million, which incorporates $18 million of principal repayment on the Company’s outstanding debt. Based on current operating plans, including the focus of resources on late-stage programs and the elimination of early-stage research activities, Inspire expects its existing cash and investments to provide liquidity through fiscal 2009 and into 2010.

Inspire will host a conference call and live webcast to discuss its fourth quarter and full-year 2008 financial results on Tuesday, March 3, 2009 at 10:00 a.m. ET. To access the conference call, U.S. participants may call (877) 648-7970 and international participants may call (706) 902-0415. The conference ID number is 85896375. A live webcast and replay of the call will be available on Inspire’s website at www.inspirepharm.com. A telephone replay of the conference call will be available until March 17, 2009. To access this replay, U.S. participants may call (800) 642-1687 and international participants may call (706) 645-9291. The conference ID number is 85896375.

About Inspire

Inspire is a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire’s goal is to build and commercialize a sustainable portfolio of innovative new products based on its technical and scientific expertise. The most advanced compounds in Inspire’s clinical pipeline are Prolacria™ for dry eye and denufosol for cystic fibrosis, which are both in Phase 3 development, and AzaSite® for blepharitis, which is in Phase 2 development. Inspire receives revenues related to the promotion of AzaSite for bacterial conjunctivitis, co-promotion of Elestat® for allergic conjunctivitis and royalties based on net sales of Restasis® for dry eye. For more information, visit www.inspirepharm.com.

— Financial tables follow –

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		The Year Ended December 31,
	2008	2007	2008	2007
Revenues:
Product sales, net	$7,273	$2,020	$18,349	$3,142
Product co-promotion	11,586	11,867	50,899	45,523
Collaborative research and development	—	—	1,250	—

Total revenue	18,859	13,887	70,498	48,665
Operating expenses:
Cost of sales	2,138	1,019	6,412	1,622
Research and development	10,236	14,580	44,637	53,391
Selling and marketing	11,631	13,362	54,568	45,543
General and administrative	3,753	3,606	14,540	13,986

Total operating expenses	27,758	32,567	120,157	114,542

Loss from operations	(8,899)	(18,680)	(49,659)	(65,877)
Other income (expense):
Interest income	211	1,610	2,642	5,082
Interest expense	(1,021)	(984)	(4,586)	(2,919)
Loss on investments	—	—	—	(26)

Other income/(expense), net	(810)	626	(1,944)	2,137

Net loss	$(9,709)	$(18,054)	$(51,603)	$(63,740)

Non-cash dividend related to beneficial conversion feature of exchangeable preferred stock	—	(8,285)	—	(8,285)

Net loss attributable to common stockholders	$(9,709)	$(26,339)	$(51,603)	$(72,025)

Basic and diluted net loss per common share	$(0.17)	$(0.51)	$(0.91)	$(1.61)

Weighted average common shares used in computing basic and diluted net loss per common share	56,660	51,884	56,609	44,763

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

INSPIRE PHARMACEUTICALS, INC.

Selected Balance Sheet Information

(in thousands)

	December 31, 2008	December 31, 2007
Cash, cash equivalents and investments	$72,966	$139,724
Trade receivables	16,544	12,974
Inventories, net	689	1,280
Total assets	114,224	180,503
Working capital	52,512	107,651
Deferred revenue	—	371
Debt, including current portion	43,605	57,701
Total stockholders’ equity	44,387	91,693
Shares of common stock outstanding	56,672	56,501

# # #

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurances can be made with respect to: Inspire’s ability to execute on its future plans for AzaSite; its ability to prioritize and focus resources on its late-stage clinical programs and revenue-generating marketed products, as well as the resulting outcomes; the ability of its Research and Development team to focus on completing enrollment in the TIGER-2 trial, including the rate of enrollment in the TIGER-2 trial; the ability of its Research and Development team to focus on completing enrollment in the recently initiated Phase 3 trial of Prolacria, including the rate of enrollment in such trial; the ability of the Research and Development team to focus on additional clinical work for AzaSite related to a potential new indication for the treatment of blepharitis, or the outcome of any such additional clinical work; Inspire’s plans to pursue an additional indication for AzaSite for the treatment of blepharitis and to initiate a Phase 2 clinical program in the second quarter of 2009; Allergan’s 2009 guidance for net sales of Restasis; Inspire’s plans to reallocate resources to support late-stage clinical programs and revenue-generating marketed products, including the elimination of approximately 20 positions, primarily in roles related to early-stage pre-clinical research; Inspire’s dependence on the amounts of revenues derived from AzaSite and Elestat as a result of its commercialization efforts, including the amounts of such revenues; the level of royalty payments received from sales of Restasis as commercialized by Allergan; 2009 aggregate revenues; 2009 total operating expenses; 2009 cost of sales, including the amortization of the AzaSite approval milestone and royalty obligations to InSite Vision Incorporated; total 2009 selling and marketing expenses; total 2009 general and administrative expenses; total 2009 research and development expenses; total 2009 stock-based compensation costs; operating cash utilization by the Company in 2009, including the amount of principal repayment on the Company’s outstanding debt; potential changes in the Company’s current operating plans; and the ability of the Company’s cash and investments to provide liquidity through 2009 and into 2010. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703

Telephone 919.941.9777 • Fax 919.941.9797